Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement of iPic Entertainment Inc. on Form 1-A of our report dated December 5, 2017 on the balance sheet of iPic Entertainment Inc. at October 18, 2017 and to the reference to us under the heading "Experts" in the Offering Circular, which is part of this Offering Statement.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

January 29, 2018